UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

September 13, 2010
(Date of earliest event reported)

LABORATORY CORPORATION OF
AMERICA HOLDINGS
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11353	13-3757370
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 South Main Street,
Burlington, North Carolina	27215	336-229-1127
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On September 13, 2010, Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced that it has entered into a definitive agreement under which LabCorp will acquire Genzyme Genetics, a business unit of Genzyme Corp. (NASDAQ: GENZ), in an all cash transaction valued at $925 million.  Net of expected income tax benefits, less acquisition-related expenses, the acquisition has a net cash cost to LabCorp of approximately $795 million.

Genzyme Genetics is a leading provider of complex reproductive and oncology testing services and the preferred provider for such services to maternal fetal medicine specialists and obstetrician / gynecologists nationally.  The business performs more than 1.5 million high-quality, high-clinical value tests annually with reported revenue in 2009 of approximately $371 million.  The expansive menu of complex tests offered include technologies that span the continuum of care, ranging from maternal serum screening and prenatal diagnostics to carrier screening and postnatal testing services.  Genzyme Genetics also has a broad network of board-certified geneticists and genetic counselors, offering infertility and prenatal genetic counseling expertise to physicians and patients.

The transaction is subject to the satisfaction of customary closing conditions set forth in the agreement, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the goal of closing before the end of the year.  LabCorp has obtained a financing commitment from Citi to provide debt financing for the transaction.  Citi and Lazard acted as financial advisors to LabCorp in connection with the transaction.

Exhibits

99.1	Press Release dated September 13, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Registrant

By:	/s/ F. SAMUEL EBERTS III
F. Samuel Eberts III
Chief Legal Officer and Secretary

September 13, 2010